UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): January 10, 2023

ADDENTAX GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-41478	35-2521028
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Kingkey 100,Block A, Room 4805 Luohu District, Shenzhen City, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	+(86) 755 8233 0336

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATXG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed previously, on January 4, 2023, Addentax Group Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Original Purchase Agreement”) with certain accredited investors identified therein (the “Investors”) relating to a private placement by the Company of (1) senior secured convertible notes in the aggregate principal amount of $$16,666,666.66, and (2) warrants to purchase up to 16,077,172 shares of common stock of the Company, exercisable for a period of five years at an exercise price of $1.25, for consideration of a net proceed of $15,000,000 payable by the Investors to the Company.

On January 10, 2023, the Company entered into an amendment (the “Amendment”, and the Original Purchase Agreement, as amended, the “Purchase Agreement”) to the Original Purchase Agreement with each Investor in accordance with the terms of the Original Purchase Agreement. Under the Amendment, the original increase in the authorized shares of the Company from 50,000,000 to 150,000,000 was increased to 250,000,000.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, the form of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Amendment No. 1 to Securities Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Addentax Group Corp.

By:	/s/ Hong Zhida
Name:	Hong Zhida
Title:	Chief Executive Officer

Dated: January 11, 2023